Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265532

Prospectus Supplement No. 2

Dated September 16, 2022

(To Prospectus dated June 23, 2022)

U.S. Energy Corp.

This Prospectus Supplement No. 2 (“Prospectus Supplement”), dated September 16, 2022, supplements that certain prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated June 23, 2022, as supplemented by that certain prospectus supplement No. 1 dated July 22, 2022 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (Registration No. 333-265532). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus, as previously supplemented.

The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “USEG.” On September 15, 2022, the closing price of our common stock was $3.21.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 10 of the Prospectus and set forth in the documents incorporated by reference therein before making any decision to invest in our securities.

We may amend or supplement this Prospectus Supplement and the Prospectus from time to time by filing amendments or supplements as required. You should read this Prospectus Supplement and the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 16, 2022.

SELLING SHAREHOLDERS

The following updates the table under the section entitled “Selling Shareholders” of the Prospectus, to correct the beneficial owners of the shares of common stock of the Company held by the Hightower 2021 Descendants’ Trust and the Melanie Hightower 2021 Family Trust (collectively, the “Trusts”), for certain changes in beneficial ownership of the Trusts that U.S. Energy Corp. (the “Company”), has been made aware of since the date of the Prospectus.

Because selling shareholders may trade all or some of the common stock listed at any time without notifying us, the table of selling shareholders in the Prospectus, as supplemented below, may not reflect, as of the date of this Prospectus Supplement, the exact value of the common stock held by each selling shareholder. In addition, the selling shareholders listed in the “Selling Shareholders” table of the Prospectus, as supplemented below, may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their common stock, since the date as of which the information in the table is presented.

The “Selling Shareholders” table of the Prospectus is amended by updating footnotes (2) and (6), and restating footnotes (+), (#), and (13), as relating to the Trusts, as follows:

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (+)		Number of Shares of Common Stock Being Offered	Beneficial Ownership of Common Stock After Registration
Name of Selling Shareholder	Number	Percentage	(#)	Number	Percentage
Hightower 2021 Descendants’ Trust (2)(13)	1,013,699	3.9%	1,013,699	—	—
Melanie Hightower 2021 Family Trust (6)(13)	1,013,700	3.9%	1,013,700	—	—

# Assumes the sale of all shares offered herein.

(+) “Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The percentage is based upon 25,677,875 shares of our common stock outstanding as of September 16, 2022 (the “Date of Determination”).

(2) Shares held by Hightower 2021 Descendants’ Trust may be deemed to be beneficially owned by both (a) Alyssa McCreight, Independent Special Trustee, who has dispositive control over the shares held by The Hightower 2021 Descendants’ Trust; and (b) Maxwell Lee Hightower, Jr., its Trustee, who has voting control over the shares held by The Hightower 2021 Descendants’ Trust.

(6) Shares held by the Melanie Hightower 2021 Family Trust may be deemed to be beneficially owned by both (a) Michael Rubenstein, as Independent Special Trustee, who has dispositive control over the shares held by The Melanie Hightower 2021 Family Trust; and (b) Melanie Hightower, its Trustee, who has voting control over the shares held by Melanie Hightower 2021 Family Trust.

(13) Represents shares of common stock issued to Synergy Offshore LLC (“Synergy”) pursuant to the Purchase Agreements, discussed in greater detail above under “Prospectus Summary—Stock Purchase Agreements”, beginning on page 3, and transferred to the selling shareholder in a private transaction exemption from registration pursuant to the Securities Act.